Exhibit 5.1

300 North LaSalle Street

Chicago, Illinois 60654

312 862-2000 www.kirkland.com	Facsimile: 312 862-2200

November 2, 2016

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan 49022-2692

Whirlpool Finance Luxembourg S.à r.l.

560A rue de Neudorf

L-2220 Luxembourg

Luxembourg

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Whirlpool Corporation, a Delaware corporation (“Whirlpool”), and Whirlpool Finance Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (“Whirlpool Finance” and together with Whirlpool, the “Companies”), in connection with the issuance and sale by Whirlpool Finance of €500,000,000 aggregate principal amount of 1.250% Senior Notes due 2026 (the “Notes”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Indenture (the “Indenture”), dated as of November 2, 2016 among the Companies and U.S. Bank, as trustee, Whirlpool has agreed to irrevocably and unconditionally guarantee the Notes on a senior basis (the “Guarantee” and, together with the Notes, the “Securities”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and bylaws of the Companies, (ii) the registration statement on Form S-3 (No. 333-203704) (as amended, the “Registration Statement”) to which this letter is an exhibit, (iii) the Indenture, and (iv) copies of the Securities.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Companies.

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Whirlpool Corporation

Whirlpool Finance Luxembourg S.à r.l.

November 2, 2016

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Notes are binding obligations of Whirlpool Finance and (ii) the Guarantee has been duly authorized and is a binding obligation of Whirlpool.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Securities and Exchange Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Securities and the performance by the Companies of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Companies are bound. For purposes of our opinion that the Notes are a binding obligation of Whirlpool Finance, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Baker & McKenzie LLP, with respect to Whirlpool Finance, that the Notes have been duly authorized and duly established under the laws of Luxembourg. We are not licensed to practice in Luxembourg, and we have made no investigation of, and do not express or imply an opinion on, the laws of Luxembourg.

Whirlpool Corporation

Whirlpool Finance Luxembourg S.à r.l.

November 2, 2016

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely, /s/ KIRKLAND & ELLIS LLP KIRKLAND & ELLIS LLP